Exhibit 99.5
The Managing Board
ABN AMRO Holding N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

London, United Kingdom
9 July 2007

Members of the Managing Board,
Consent of Morgan Stanley & Co. Limited
We hereby consent to the use in Amendment No. 1 to the Registration Statement of Barclays PLC on Form F-4 and in the Offer Document/Prospectus that is a part of the Registration Statement of our opinion dated April 22, 2007 appearing as Annex B to such Offer Document/Prospectus, to the references to such opinion, to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of ABN AMRO's Financial Advisors”, “The Transaction—Background to the Transaction”, “The Transaction—Reasons for the Transaction— Opinions of ABN AMRO's Financial Advisors” and “The Transaction—Opinions of ABN AMRO’s Financial Advisors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LIMITED
By:	/s/ Peter Krowinkel
Peter Krowinkel
Executive Director